Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 19, 2024, except for Notes 1 and 8 which are dated September 24, 2024 with respect to the audited financial statements of Charlton Aria Acquisition Corporation for the period from March 22, 2024 (inception) through June 14, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 24, 2024